News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.46, EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.52, AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX - March 26, 2015 - Commercial Metals Company (NYSE: CMC) today announced financial results for its second quarter ended February 28, 2015. Net earnings attributable to CMC for the three months ended February 28, 2015 were $54.5 million ($0.46 per diluted share) on net sales of $1.4 billion. This compares to net earnings attributable to CMC of $11.1 million ($0.09 per diluted share) on net sales of $1.6 billion for the second quarter ended February 28, 2014. Results for the second quarter of fiscal 2014 included an after-tax charge of approximately $3.0 million ($0.03 per diluted share) incurred in connection with the Company's final settlement of the Standard Iron Works v. Arcelor Mittal, et al. lawsuit.

Earnings from continuing operations for the second quarter of fiscal 2015 were $61.7 million ($0.52 per diluted share), compared with earnings from continuing operations of $13.3 million ($0.11 per diluted share) for the second quarter of fiscal 2014.

Results for the three months ended February 28, 2015 included after-tax LIFO income from continuing operations of $47.1 million ($0.40 per diluted share), compared with after-tax LIFO expense from continuing operations of $12.3 million ($0.10 per diluted share) for the second quarter of fiscal 2014. Adjusted operating profit from continuing operations was $112.2 million for the second quarter of fiscal 2015, compared with adjusted operating profit from continuing operations of $37.0 million for the second quarter of fiscal 2014. Adjusted EBITDA from continuing operations was $145.1 million for the second quarter of fiscal 2015, compared with adjusted EBITDA from continuing operations of $69.3 million for the second quarter of fiscal 2014.

The Company's financial position at February 28, 2015 remained strong with cash and cash equivalents of $313.0 million and nearly $1.0 billion in total liquidity. Pursuant to our share repurchase program that was approved in October 2014, we purchased approximately 2.2 million shares of our common stock for $30.2 million during the second quarter of fiscal 2015.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "Second quarter financial results represented one of our best second fiscal quarters on record in the Company’s history. Our domestic mills benefited from lower raw material prices as metal margins expanded significantly when compared to one year ago. We experienced normal seasonal effects with holidays and weather affecting a number of our locations' ability to ship as well as some

(CMC Second Quarter Fiscal 2015 - Page 2)

higher operating cost mainly associated with higher energy cost and curtailments. Conversely, in Poland competitive pressures forced margin compression despite reasonably good market conditions for construction markets in Poland."

On March 25, 2015, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on April 9, 2015. The dividend will be paid on April 23, 2015.

Business Segments
Our Americas Recycling segment recorded adjusted operating loss of $0.2 million for the second quarter of fiscal 2015 compared to adjusted operating loss of $0.9 million for the second quarter of fiscal 2014. During the second quarter of fiscal 2015, declines in both average ferrous and nonferrous selling prices of $90 per short ton and $458 per short ton, respectively, outweighed declines in the respective average material cost, which compressed average ferrous and nonferrous metal margins by 20% and 2%, respectively, compared to the same period in the prior fiscal year. However, a $1.7 million gain on sale of assets and a $7.7 million favorable change in pre-tax LIFO during the second quarter of fiscal 2015 partially offset the average metal margin pressure caused by the declines in average ferrous and nonferrous selling prices compared to the same period in fiscal 2014.

Our Americas Mills segment recorded adjusted operating profit of $98.5 million for the second quarter of fiscal 2015 compared to adjusted operating profit of $44.1 million for the same period in the prior fiscal year. During the second quarter of fiscal 2015, the average cost of ferrous scrap consumed declined $66 per short ton, while average selling prices declined $13 per short ton, which resulted in a 17% increase in average metal margins compared to the same period in the prior fiscal year. Additionally, this segment recorded a $50.7 million favorable change in pre-tax LIFO compared to the second quarter of fiscal 2014.

Our Americas Fabrication segment recorded adjusted operating profit of $11.8 million for the second quarter of fiscal 2015 compared to adjusted operating loss of $5.3 million for the second quarter of fiscal 2014. The increase in adjusted operating profit for the second quarter of fiscal 2015 was primarily due to average rebar selling prices increasing at a faster rate than rising average material cost, which resulted in a 5% increase in average rebar metal margin compared to the same period in the prior fiscal year. Additionally, for the second quarter of fiscal 2015, this segment recorded a favorable change in pre-tax LIFO of $22.0 million compared to the same period in fiscal 2014.

Our International Mill segment recorded adjusted operating profit of $0.8 million for the second quarter of fiscal 2015 compared to adjusted operating profit of $8.3 million for the same period in the prior fiscal year. The decrease in adjusted operating profit for the second quarter of fiscal 2015 was due to a 19% decrease in average metal margins on flat volumes compared to the same period in the prior fiscal year. Average metal margin compression for the three months ended February 28, 2015 was the result of a $147 per short ton decrease in average selling prices, which outpaced a $99 per short ton decrease in average cost of ferrous scrap consumed compared to the same period in fiscal 2014.

(CMC Second Quarter Fiscal 2015 - Page 3)

Our International Marketing and Distribution segment recorded adjusted operating profit of $15.7 million for the second quarter of fiscal 2015 compared to adjusted operating profit of $4.5 million for the same period in the prior fiscal year. The improvement in adjusted operating profit for the second quarter of fiscal 2015 was attributed to an increase in volumes for one of our trading divisions headquartered in the U.S., which more than offset average margin compression at this same division. In addition, for the second quarter of fiscal 2015, one of our trading divisions headquartered in the U.S. recorded a favorable change in pre-tax LIFO of $11.1 million compared to the same period in fiscal 2014.

Year to Date Results
Net earnings attributable to CMC for the six months ended February 28, 2015 were $90.7 million ($0.77 per diluted share) on net sales of $3.1 billion, compared with net earnings attributable to CMC of $57.1 million ($0.48 per diluted share) on net sales of $3.2 billion for the six months ended February 28, 2014. The Company recorded after-tax LIFO income of $51.1 million ($0.43 per diluted share) for the six months ended February 28, 2015, compared with after-tax LIFO expense of $15.1 million ($0.13 per diluted share) for the six months ended February 28, 2014. Additionally, results for the six months ended February 28, 2014 included an after-tax gain of $15.5 million ($0.13 per diluted share) associated with the sale of the Company’s wholly owned copper tube manufacturing operation, Howell Metal Company. For the six months ended February 28, 2015, adjusted operating profit was $176.9 million, compared with $125.2 million for the six months ended February 28, 2014. Adjusted EBITDA was $242.6 million for the six months ended February 28, 2015, compared with $192.2 million for the six months ended February 28, 2014.

Outlook
Alvarado concluded, "Our third fiscal quarter is the start of the spring construction season, and we are carrying healthy backlogs entering the busy time of the year for construction markets. Elevated levels of imports supported by a strong dollar and excess global supply remain our top challenges. The effects of lower oil prices are starting to translate into slower demand for certain raw materials and steel related products that flow through our International Marketing and Distribution segment. Demand remains quite good in Poland while competitive pressures will continue to constrain margins."

Conference Call
CMC invites you to listen to a live broadcast of its second quarter of fiscal 2015 conference call today, Thursday, March 26, 2015, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

(CMC Second Quarter Fiscal 2015 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to economic conditions, prices, volumes and the Company's operating plans. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity and its impact in a highly cyclical industry; construction activity or lack thereof; continued sovereign debt problems in the Euro-zone; success or failure of governmental efforts to stimulate the economy including restoring credit availability and confidence in a recovery; significant reductions in China’s steel consumption or increased Chinese steel production; rapid and significant changes in the price of metals; increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; passage of new, or interpretation of existing, environmental laws and regulations; increased legislation associated with climate change and greenhouse gas emissions; solvency of financial institutions and their ability or willingness to lend; customers' inability to obtain credit and non-compliance with contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors including political and military uncertainties; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions and regulatory rulings; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and those factors listed under Item 1A. "Risk Factors" included in the Company's Annual Report filed on Form 10-K for the fiscal year ended August 31, 2014.

(CMC Second Quarter Fiscal 2015 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended February 28,		Six Months Ended February 28,
(short tons in thousands)	2015	2014	2015	2014
Americas Recycling tons shipped	508	573	1,060	1,132

Americas Steel Mills rebar shipments	354	340	788	731
Americas Steel Mills merchant and other shipments	252	291	541	576
Total Americas Steel Mills tons shipped	606	631	1,329	1,307

Americas Steel Mills average FOB selling price (total sales)	$662	$675	$674	$666
Americas Steel Mills average cost ferrous scrap consumed	$302	$368	$319	$351
Americas Steel Mills metal margin	$360	$307	$355	$315
Americas Steel Mills average ferrous scrap purchase price	$247	$322	$268	$310

International Mill tons shipped	271	271	576	631

International Mill average FOB selling price (total sales)	$481	$628	$515	$614
International Mill average cost ferrous scrap consumed	$276	$375	$296	$363
International Mill metal margin	$205	$253	$219	$251
International Mill average ferrous scrap purchase price	$229	$315	$247	$308

Americas Fabrication rebar tons shipped	207	203	472	437
Americas Fabrication structural and post tons shipped	35	37	69	70
Total Americas Fabrication tons shipped	242	240	541	507

Americas Fabrication average selling price (excluding stock and buyout sales)	$952	$942	$949	$928

(in thousands)	Three Months Ended February 28,		Six Months Ended February 28,
Net sales	2015	2014	2015	2014
Americas Recycling	$259,079	$342,267	$575,138	$680,470
Americas Mills	428,845	456,849	953,696	938,000
Americas Fabrication	344,410	325,890	756,898	684,108
International Mill	138,449	181,362	316,078	410,512
International Marketing and Distribution	465,238	520,171	1,003,044	965,512
Corporate	2,717	5,166	3,549	11,351
Eliminations	(247,621)	(234,244)	(537,296)	(475,417)
Total net sales	$1,391,117	$1,597,461	$3,071,107	$3,214,536

Adjusted operating profit (loss)
Americas Recycling	$(172)	$(863)	$(1,315)	$(24)
Americas Mills	98,489	44,062	173,871	109,876
Americas Fabrication	11,773	(5,330)	8,764	(3,113)
International Mill	819	8,331	5,042	23,600
International Marketing and Distribution	15,678	4,487	33,930	6,529
Corporate	(16,400)	(15,064)	(36,011)	(33,113)
Eliminations	2,037	1,422	1,232	2,018
Adjusted operating profit from continuing operations	112,224	37,045	185,513	105,773
Adjusted operating profit (loss) from discontinued operations	(6,913)	(1,893)	(8,576)	19,413
Adjusted operating profit	$105,311	$35,152	$176,937	$125,186

(CMC Second Quarter Fiscal 2015 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except share data)	2015	2014	2015	2014
Net sales	$1,391,117	$1,597,461	$3,071,107	$3,214,536
Costs and expenses:
Cost of goods sold	1,169,703	1,455,105	2,663,472	2,895,307
Selling, general and administrative expenses	109,602	106,258	222,985	214,932
Interest expense	19,252	18,977	38,309	38,385
	1,298,557	1,580,340	2,924,766	3,148,624

Earnings from continuing operations before income taxes	92,560	17,121	146,341	65,912
Income taxes	30,841	3,866	46,288	18,957
Earnings from continuing operations	61,719	13,255	100,053	46,955

Earnings (loss) from discontinued operations before income taxes	(7,268)	(2,095)	(9,370)	19,011
Income taxes (benefit)	—	16	(21)	8,903
Earnings (loss) from discontinued operations	(7,268)	(2,111)	(9,349)	10,108

Net earnings	54,451	11,144	90,704	57,063
Less net earnings (loss) attributable to noncontrolling interests	—	1	—	1
Net earnings attributable to CMC	$54,451	$11,143	$90,704	$57,062

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.53	$0.11	$0.85	$0.40
Earnings (loss) from discontinued operations	(0.06)	(0.02)	(0.08)	0.09
Net earnings	$0.47	$0.09	$0.77	$0.49

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.52	$0.11	$0.85	$0.40
Earnings (loss) from discontinued operations	(0.06)	(0.02)	(0.08)	0.08
Net earnings	$0.46	$0.09	$0.77	$0.48

Cash dividends per share	$0.12	$0.12	$0.24	$0.24
Average basic shares outstanding	116,688,162	117,424,962	117,244,406	117,247,731
Average diluted shares outstanding	117,683,476	118,639,161	118,395,844	118,397,886

(CMC Second Quarter Fiscal 2015 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	February 28, 2015	August 31, 2014
Assets
Current assets:
Cash and cash equivalents	$313,001	$434,925
Accounts receivable, net	898,127	1,028,425
Inventories, net	1,088,194	935,411
Current deferred tax assets	32,120	49,455
Other current assets	100,261	105,575
Assets of businesses held for sale	82,281	—
Total current assets	2,513,984	2,553,791
Net property, plant and equipment	875,442	925,098
Goodwill	73,763	74,319
Other noncurrent assets	126,313	135,312
Total assets	$3,589,502	$3,688,520
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$298,611	$423,807
Accounts payable-documentary letters of credit	247,027	125,053
Accrued expenses and other payables	240,535	322,000
Notes payable	5,142	12,288
Current maturities of long-term debt	9,113	8,005
Liabilities of businesses held for sale	35,785	—
Total current liabilities	836,213	891,153
Deferred income taxes	56,197	55,600
Other long-term liabilities	104,343	112,134
Long-term debt	1,281,310	1,281,042
Total liabilities	2,278,063	2,339,929
Stockholders' equity attributable to CMC	1,311,290	1,348,480
Stockholders' equity attributable to noncontrolling interests	149	111
Total stockholders' equity	1,311,439	1,348,591
Total liabilities and stockholders' equity	$3,589,502	$3,688,520

(CMC Second Quarter Fiscal 2015 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended February 28,
(in thousands)	2015	2014
Cash flows from (used by) operating activities:
Net earnings	$90,704	$57,063
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	66,988	67,284
Provision for losses on receivables, net	1,271	(1,871)
Stock-based compensation	11,822	10,788
Amortization of interest rate swaps termination gain	(3,799)	(3,799)
Deferred income taxes	20,401	18,550
Tax benefits from stock plans	(46)	(484)
Net gain on sale of a subsidiary and other	(2,014)	(28,046)
Write-down of inventory	1,926	—
Asset impairment	149	1,227
Changes in operating assets and liabilities:
Accounts receivable	138,132	20,195
Accounts receivable sold, net	(50,329)	149,832
Inventories	(252,430)	(214,318)
Other assets	3,632	(14,314)
Accounts payable, accrued expenses and other payables	(160,628)	(21,861)
Other long-term liabilities	(5,063)	(3,863)
Net cash flows from (used by) operating activities	(139,284)	36,383

Cash flows from (used by) investing activities:
Capital expenditures	(49,498)	(36,223)
Proceeds from the sale of property, plant and equipment and other	8,273	6,381
Proceeds from the sale of a subsidiary	2,354	52,276
Net cash flows from (used by) investing activities	(38,871)	22,434

Cash flows from (used by) financing activities:
Documentary letters of credit, net change	137,548	4,767
Short-term borrowings, net change	(7,146)	2,565
Repayments on long-term debt	(5,348)	(3,143)
Stock issued under incentive and purchase plans, net of forfeitures	(1,377)	(740)
Treasury stock acquired	(39,580)	—
Cash dividends	(28,184)	(28,160)
Tax benefits from stock plans	46	484
Decrease in restricted cash	3,868	18,305
Contribution from (purchase of) noncontrolling interests	38	(37)
Payments for debt issuance costs	—	(430)
Net cash flows from (used by) financing activities	59,865	(6,389)
Effect of exchange rate changes on cash	(3,634)	556
Increase (decrease) in cash and cash equivalents	(121,924)	52,984
Cash and cash equivalents at beginning of year	434,925	378,770
Cash and cash equivalents at end of period	$313,001	$431,754

Supplemental information:
Noncash activities:
Capital lease additions and changes in accounts payable related to purchases of property, plant and equipment	$7,519	$10,075

(CMC Second Quarter Fiscal 2015 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of CMC. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit is the sum of adjusted operating profit from continuing operations and adjusted operating profit (loss) from discontinued operations. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands)	2015	2014	2015	2014
Earnings from continuing operations	$61,719	$13,255	$100,053	$46,955
Income taxes	30,841	3,866	46,288	18,957
Interest expense	19,252	18,977	38,309	38,385
Discounts on sales of accounts receivable	412	947	863	1,476
Adjusted operating profit from continuing operations	112,224	37,045	185,513	105,773
Adjusted operating profit (loss) from discontinued operations	(6,913)	(1,893)	(8,576)	19,413
Adjusted operating profit	$105,311	$35,152	$176,937	$125,186

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of our earnings from continuing operations before net (earnings) loss attributable to noncontrolling interests, interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA is the sum of adjusted EBITDA from continuing operations and adjusted EBITDA from discontinued operations. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of CMC's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands)	2015	2014	2015	2014
Earnings from continuing operations	$61,719	$13,255	$100,053	$46,955
Net earnings attributable to noncontrolling interests	—	1	—	1
Interest expense	19,252	18,977	38,309	38,385
Income taxes	30,841	3,866	46,288	18,957
Depreciation and amortization	33,130	33,078	66,713	66,391
Impairment charges	149	154	149	905
Adjusted EBITDA from continuing operations	145,091	69,329	251,512	171,592
Adjusted EBITDA from discontinued operations	(7,178)	(1,479)	(8,878)	20,598
Adjusted EBITDA	$137,913	$67,850	$242,634	$192,190

Adjusted EBITDA to interest coverage for the quarter ended February 28, 2015:

$137,913	/	$19,252	=	7.2

(CMC Second Quarter Fiscal 2015 - Page 10)

Total Liquidity is a non-GAAP financial measure. The table below reflects the Company's cash and cash equivalents, credit facilities and availability to liquidity at February 28, 2015.

(in thousands)	Total Facility	Availability
Cash and cash equivalents	$313,001	$313,001
Revolving credit facility	350,000	326,555
U.S. receivables sale facility	200,000	160,000
International accounts receivable sales facilities	93,648	38,483
Bank credit facilities — uncommitted	90,027	89,217
Total Liquidity	$1,046,676	$927,256

Total Capitalization:
Total capitalization is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	February 28, 2015
Stockholders' equity attributable to CMC	$1,311,290
Long-term debt	1,281,310
Deferred income taxes	56,197
Total capitalization	$2,648,797

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of February 28, 2015:

$1,281,310	/	$2,648,797	=	48.4%

Total debt to capitalization plus short-term debt plus notes payable ratio as of February 28, 2015:

($1,281,310	+	$9,113	+	$5,142)	/	($2,648,797	+	$9,113	+	$5,142)	=	48.6%

Current ratio as of February 28, 2015:
Current assets divided by current liabilities

$2,513,984	/	$836,213	=	3.0

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300